Exhibit 10.4

INDEMNIFICATION AND RELEASE AGREEMENT

BY AND BETWEEN

CONOCOPHILLIPS

AND

PHILLIPS 66

DATED AS OF [•], 2012

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II MUTUAL RELEASES; INDEMNIFICATION		10

2.1.	Release of Pre-Distribution Claims	10
2.2.	Indemnification by Phillips 66	12
2.3.	Indemnification by ConocoPhillips	13
2.4.	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	14
2.5.	Procedures for Indemnification of Third-Party Claims	15
2.6.	Additional Matters	17
2.7.	Remedies Cumulative	19
2.8.	Survival of Indemnities	19
2.9.	Guarantees, Letters of Credit and other Obligations	19
2.10.	No Impact on Third Parties	20
2.11.	No Cross-Claims or Third-Party Claims	20
2.12.	Severability	20
2.13.	Change of Control	20

ARTICLE III INSURANCE MATTERS		21

3.1.	Insurance Matters	21

ARTICLE IV DISPUTE RESOLUTION		23

4.1.	General Provisions	23
4.2.	Consideration by Senior Executives	24
4.3.	Mediation	24
4.4.	Arbitration	25

ARTICLE V EXCHANGE OF INFORMATION; CONFIDENTIALITY		27

5.1.	Agreement for Exchange of Information	27
5.2.	Ownership of Information	27
5.3.	Compensation for Providing Information	27
5.4.	Record Retention	27
5.5.	Limitations of Liability	28

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5.6.	Other Agreements Providing for Exchange of Information	28
5.7.	Production of Witnesses; Records; Cooperation	28
5.8.	Confidentiality	29
5.9.	Protective Arrangements	30

ARTICLE VI FURTHER ASSURANCES		30

6.1.	Attorney-Client Privilege	30
6.2.	Interpretation	30
6.3.	No Attorney Testimony	30

ARTICLE VII MISCELLANEOUS		30

7.1.	Entire Agreement	30
7.2.	Assignability	31
7.3.	Third-Party Beneficiaries	31
7.4.	Notices	31
7.5.	Severability	32
7.6.	Force Majeure	32
7.7.	Headings	32
7.8.	Survival of Covenants	32
7.9.	Waivers of Default	32
7.10.	Amendments	32
7.11.	Limitations of Liability	32
7.12.	Further Assurances	33

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INDEMNIFICATION AND RELEASE AGREEMENT

This INDEMNIFICATION AND RELEASE AGREEMENT, made and entered into effective as of [•], 2012 (this “Agreement”), is by and between ConocoPhillips, a Delaware corporation (“ConocoPhillips”), and Phillips 66, a Delaware corporation and wholly owned subsidiary of ConocoPhillips (“Phillips 66”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I or in the Separation and Distribution Agreement dated as of [•], 2012 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation and Distribution Agreement”).

R E C I T A L S

WHEREAS, the board of directors of ConocoPhillips (the “ConocoPhillips Board”) has determined that it is in the best interests of ConocoPhillips and its stockholders to create a new publicly traded company that shall operate the Phillips 66 Business;

WHEREAS, ConocoPhillips and Phillips 66 have entered into the Separation and Distribution Agreement in connection with the separation of the Phillips 66 Business from ConocoPhillips (the “Separation”) and the distribution of Phillips 66 Common Stock to stockholders of ConocoPhillips (the “Distribution”); and

WHEREAS, the Separation and Distribution Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of Phillips 66 and its Subsidiaries from ConocoPhillips.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“AAA” shall have the meaning set forth in Section 4.3.

“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 4.4(a).

“Accounts Receivable Securitization” means a financing arrangement entered into prior to the Distribution by Phillips 66 Company, and approved by ConocoPhillips, involving the transfer or sale of accounts receivable of Phillips 66 Company or any member of the Phillips 66 Group.

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, settlement, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For the avoidance of doubt, after the Distribution, the members of the ConocoPhillips Group and the members of the Phillips 66 Group shall not be deemed to be under common control for purposes hereof due solely to the fact that ConocoPhillips and Phillips 66 have common shareholders.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Employee Matters Agreement, this Agreement, the Intellectual Property Assignment and License Agreement, the Transition Services Agreement, the Tax Sharing Agreement and the Transfer Documents.

“Applicable Toxic Tort Claim” shall mean an Action alleging pollution, contamination, an illness, injury, death or medical condition resulting from or arising out of the presence of or exposure to asbestos, benzene, vinyl chloride, butadiene, or ethylene dichloride, except such Actions (a) alleging exposure to Flosal (which shall continue to be tendered by ConocoPhillips to Chevron Phillips Chemical Company LLC, a Delaware limited liability company), (b) alleging exposure to Benzene in Norway, or (c) relating to or associated with Polar Tankers, Inc. and its predecessors.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person, and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(g) all letters of credit;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i) all Intellectual Property and Technology;

(j) all Software;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assumed Actions” means (a) those Actions which are listed in Schedule 1; and (b) those Actions that are primarily related to the Phillips 66 Business.

“Bridge Loan Facility” means the bridge loan facility pursuant to the bridge loan facility agreement entered into prior to the Distribution by Phillips 66, as borrower, the bank named therein as administrative agent, and the lending banks named therein, on such terms and conditions as agreed to by Phillips 66 and the other parties to the bridge loan facility agreement and approved by ConocoPhillips.

“ConocoPhillips” shall have the meaning set forth in the Preamble.

“ConocoPhillips Board” shall have the meaning set forth in the Recitals.

“ConocoPhillips Company” means ConocoPhillips Company, a Delaware corporation and a wholly owned subsidiary of ConocoPhillips.

“ConocoPhillips Group” means ConocoPhillips, each Subsidiary of ConocoPhillips immediately after the Distribution Date and each Affiliate of ConocoPhillips immediately after the Distribution Date (in each case other than any member of the Phillips 66 Group).

“ConocoPhillips Indemnitees” shall have the meaning set forth in Section 2.2.

“ConocoPhillips Intellectual Property” means (a) the ConocoPhillips Name and ConocoPhillips Marks and (b) all other Intellectual Property that, as of the Distribution Date, is owned or licensed by any member of either Group, other than the Phillips 66 Intellectual Property.

“ConocoPhillips Name and ConocoPhillips Marks” means the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of ConocoPhillips or any of its Affiliates using or containing “ConocoPhillips” (in block letters or otherwise), “ConocoPhillips” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Contribution” means the contribution by ConocoPhillips to Phillips 66 of all the outstanding stock of Phillips 66 Company and any Phillips 66 Assets held directly by ConocoPhillips in exchange for (a) the assumption by Phillips 66 of any Phillips 66 Liabilities from ConocoPhillips, and (b) a number of shares of Phillips 66 Common Stock equal to the Required Share Number.

“Corporate Action” means any Action, whether filed before, on or after the Distribution Date, to the extent it asserts violations of any federal, state, local, foreign or international securities Law, securities class action or shareholder derivative claim.

“Credit Rating” means on any date, the rating that has been most recently announced by any Rating Agency for any class of senior, unsecured, non-convertible publicly held long-term debt of a Person.

“Dispute” shall have the meaning set forth in Section 4.1(a).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” means the date and time determined in accordance with Section 3.3(a) of the Separation and Distribution Agreement at which the Distribution occurs.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between ConocoPhillips and Phillips 66.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance, including with any product take back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Form 10” shall have the meaning set forth in the Separation and Distribution Agreement.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the Phillips 66 Group or the ConocoPhillips Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 2.4(a).

“Indemnitee” shall have the meaning set forth in Section 2.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 2.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, memos, and other technical, financial, employee or business information or data.

“Information Statement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Initial Notice” shall have the meaning set forth in Section 4.2.

“Insurance Proceeds” means those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer in respect of any captive reinsurance arrangement.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.

“Intellectual Property Assignment and License Agreement” means the Intellectual Property Assignment and License Agreement, dated as of the date hereof, between ConocoPhillips and Phillips 66.

“Investment Grade” shall mean a rating of at least (a) BBB- by Standard & Poor’s Financial Services LLC, (b) Baa3 by Moody’s Investors Service, Inc., or (c) BBB- by Fitch, Inc.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“LHO” shall have the meaning set forth in Section 2.5(i).

“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Medicare Reporting Obligations” shall have the meaning set forth in Section 2.6(g).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Phillips 66” shall have the meaning set forth in the Preamble.

“Phillips 66 Common Stock” means the common stock, par value $0.01 per share, of Phillips 66.

“Phillips 66 Company” means Phillips 66 Company, a Delaware corporation and a wholly owned subsidiary of ConocoPhillips Company.

“Phillips 66 Financing Arrangements” means the Rule 144A / Capital Markets Securities, the Term Loan Facility, the Bridge Loan Facility, the Accounts Receivable Securitization, and the Revolving Credit Facility.

“Phillips 66 Group” means Phillips 66, each Subsidiary of Phillips 66 immediately after the Distribution Date, and each Affiliate of Phillips 66 immediately after the Distribution Date.

“Phillips 66 Indemnitees” shall have the meaning set forth in Section 2.3.

“Rating Agency” means Moody’s Investors Service, Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., Fitch, Inc. or any nationally recognized statistical rating organizations registered with the Securities and Exchange Commission.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Required Share Number” means the number of shares of Phillips 66 Common Stock necessary to effect the Distribution less the number of shares of Phillips 66 Common Stock outstanding immediately prior to the Contribution.

“Response” shall have the meaning set forth in Section 4.2.

“Revolving Credit Facility” means a revolving credit facility pursuant to a revolving credit facility agreement entered into prior to the Distribution by Phillips 66, as borrower, the bank named therein as administrative agent, and the lending banks named therein, on such terms and conditions as agreed to by Phillips 66 and the other parties to the revolving credit facility agreement and approved by ConocoPhillips.

“Rule 144A / Capital Markets Securities” means securities sold prior to the Distribution by Phillips 66, and approved by ConocoPhillips, in reliance on Rule 144A promulgated under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Preamble.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Benefit” shall have the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between ConocoPhillips, ConocoPhillips Company, Phillips 66 and Phillips 66 Company.

“Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Term Loan Facility” means the term loan facility pursuant to the term loan agreement entered into prior to the Distribution by Phillips 66, as borrower, the bank named therein as administrative agent, and the lending banks named therein, on such terms and conditions as agreed to by Phillips 66 and the other parties to the term loan agreement and approved by ConocoPhillips.

“Third Party” shall have the meaning set forth in Section 2.5(a).

“Third-Party Claim” shall have the meaning set forth in Section 2.5(a).

“Transfer Documents” shall have the meaning set forth in the Separation and Distribution Agreement.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between ConocoPhillips and Phillips 66.

ARTICLE II

MUTUAL RELEASES; INDEMNIFICATION

2.1. Release of Pre-Distribution Claims.

(a) Except as provided in Section 2.1(c), effective as of the Distribution Date, Phillips 66 does hereby, for itself and each other member of the Phillips 66 Group, their respective Affiliates (other than any member of the ConocoPhillips Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers, agents or employees of any member of the Phillips 66 Group (in each case, in their respective capacities as such), remise, release and forever discharge ConocoPhillips and the members of the ConocoPhillips Group, their respective Affiliates (other than any member of the Phillips 66 Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the ConocoPhillips Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(b) Except as provided in Section 2.1(c), effective as of the Distribution Date, ConocoPhillips does hereby, for itself and each other member of the ConocoPhillips Group, their respective Affiliates (other than any member of the Phillips 66 Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers, agents or employees of any member of the ConocoPhillips Group (in each case, in their respective capacities as such), remise, release and forever discharge Phillips 66, the respective members of the Phillips 66 Group, their respective Affiliates (other than any member of the ConocoPhillips Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Phillips 66 Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(c) Nothing contained in Section 2.1(a) or (b) shall impair any right of any Person to enforce this Agreement, the Separation and Distribution Agreement, any other Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) of the Separation and Distribution Agreement or the applicable Schedules thereto as not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 2.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the ConocoPhillips Group or the Phillips 66 Group that is specified in Section 2.8(b) of the Separation and Distribution Agreement or the applicable Schedules thereto as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Distribution Date;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Date;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article II and Article III and, if applicable, the appropriate provisions of the Separation and Distribution Agreement and the other Ancillary Agreements; or

(vi) any Liability the release of which would result in the release of any third Person other than a Person released pursuant to this Section 2.1.

In addition, nothing contained in Section 2.1(a) shall release ConocoPhillips from honoring its existing obligations to indemnify any director, officer or employee of a member of the Phillips 66 Group who was a director, officer or employee of a member of the ConocoPhillips Group on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Phillips 66 Liability, Phillips 66 shall indemnify ConocoPhillips for such Liability (including ConocoPhillips’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article II.

(d) Phillips 66 covenants that it will not make, and will not permit any member of the Phillips 66 Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against ConocoPhillips or any member of the ConocoPhillips Group, or any other Person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a). ConocoPhillips covenants that it will not make, and will not permit any member of the ConocoPhillips Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Phillips 66 or any member of the Phillips 66 Group, or any other Person released pursuant to Section 2.1(b), with respect to any Liabilities released pursuant to Section 2.1(b).

(e) It is the intent of each of ConocoPhillips and Phillips 66, by virtue of the provisions of this Section 2.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Phillips 66 or any member of the Phillips 66 Group, on the one hand, and ConocoPhillips or any member of the ConocoPhillips Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 2.1(c). At any time, at the request of any other party to this Agreement, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

(f) Any breach of the provisions of this Section 2.1 by either ConocoPhillips or Phillips 66 shall entitle the other party to recover reasonable fees and expenses of counsel in connection with such breach or any action resulting from such breach.

2.2. Indemnification by Phillips 66. Subject to Section 2.4, Phillips 66 shall, and shall cause the other members of the Phillips 66 Group to, indemnify, defend and hold harmless ConocoPhillips, each member of the ConocoPhillips Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “ConocoPhillips Indemnitees”), from and against any and all Liabilities of the ConocoPhillips Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of Phillips 66 or any other member of the Phillips 66 Group or any other Person to pay, perform or otherwise promptly discharge any Phillips 66 Liabilities or Phillips 66 Contracts in accordance with its respective terms, whether prior to or after the Distribution Date or the date hereof;

(b) the Phillips 66 Business, any Phillips 66 Liabilities or any Phillips 66 Contracts;

(c) the Assumed Actions;

(d) any Corporate Action or Action relating primarily to the Phillips 66 Business from which Phillips 66 is unable to cause a ConocoPhillips Group party to be removed pursuant to Section 2.6(d);

(e) any use by any member of the ConocoPhillips Group allowed by the Intellectual Property Assignment and License Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement after the Distribution Date of the Phillips 66 Intellectual Property owned by, or licensed by a Third Party to, a member of the Phillips 66 Group;

(f) any failure by Phillips 66 or a member of the Phillips 66 Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 2.4(d);

(g) any breach by Phillips 66 or any member of the Phillips 66 Group of this Agreement, the Separation and Distribution Agreement or any of the other Ancillary Agreements;

(h) any guarantee, indemnification obligation, letter of credit reimbursement obligations, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Phillips 66 or its Subsidiaries by ConocoPhillips or any of its Subsidiaries (other than Phillips 66 or its Subsidiaries) that survives following the Distribution Date; and

(i) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if Phillips 66 will have furnished any amendments or supplements thereto) or any offering memorandum or other marketing materials prepared in connection with the Phillips 66 Financing Arrangements, other than any such statement or omission in the Form 10, Information Statement or offering memorandum or other marketing materials based on information furnished by ConocoPhillips solely in respect of the ConocoPhillips Group.

2.3. Indemnification by ConocoPhillips. Subject to Section 2.4, ConocoPhillips shall, and shall cause the other members of the ConocoPhillips Group to, indemnify, defend and hold harmless Phillips 66, each member of the Phillips 66 Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Phillips 66 Indemnitees”), from and against any and all Liabilities of the Phillips 66 Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) the failure of ConocoPhillips or any other member of the ConocoPhillips Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Distribution Date or the date hereof;

(b) the ConocoPhillips Business or any Excluded Contracts;

(c) the Excluded Liabilities;

(d) any Corporate Action or Action relating primarily to the ConocoPhillips Business from which ConocoPhillips is unable to cause a Phillips 66 Group party to be removed pursuant to Section 2.6(d);

(e) any use by any member of the Phillips 66 Group allowed by the Intellectual Property Assignment and License Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement after the Distribution Date of the ConocoPhillips Intellectual Property owned by, or licensed by a Third Party to, a member of the ConocoPhillips Group;

(f) any failure by ConocoPhillips or a member of the ConocoPhillips Group to use commercially reasonable efforts to obtain the waivers of subrogation contemplated by Section 2.4(d);

(g) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the Form 10 (including in any amendments or supplements thereto), the Information Statement (as amended or supplemented if Phillips 66 will have furnished any amendments or supplements thereto) or any offering memorandum or other marketing materials prepared in connection with the Phillips 66 Financing Arrangements, only to the extent based on information furnished by ConocoPhillips solely in respect of the ConocoPhillips Group; and

(h) any breach by ConocoPhillips or any member of the ConocoPhillips Group of this Agreement, the Separation and Distribution Agreement or any of the other Ancillary Agreements.

2.4. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article II or Article III will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) The parties intend that any indemnification or reimbursement payment in respect of a Liability pursuant to this Article II or Article III shall be (i) reduced to take into account the amount of any Tax Benefit to the indemnified or reimbursed Person resulting from the Liability so indemnified or reimbursed and (ii) increased so that the amount of such payment, reduced by the amount of all Income Taxes (as defined in the Tax Sharing Agreement) payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Person receiving such payment would otherwise be entitled to receive pursuant to this Agreement. For purposes of this Section 2.4(c), the amount of any Tax Benefit and any Income Taxes shall be calculated on the basis that the indemnified or reimbursed Person is subject to the highest marginal regular statutory income Tax rate, has sufficient taxable income to permit the realization or receipt of any relevant Tax Benefit at the earliest possible time and is not subject to the alternative minimum tax.

(d) Each of ConocoPhillips and Phillips 66 shall, and shall cause the members of its Group to, when appropriate, use commercially reasonable efforts to obtain waivers of subrogation for each of the insurance policies identified on Schedule 3.1(c). Each of ConocoPhillips and Phillips 66 hereby waives, for itself and each member of its Group, its rights to recover against the other party in subrogation or as subrogee for a third Person.

(e) For all claims as to which indemnification is provided under Section 2.2 or Section 2.3 other than Third-Party Claims (as to which Section 2.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

2.5. Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive written notice from a Person (including any Governmental Authority) who is not a member of the ConocoPhillips Group or the Phillips 66 Group (a “Third Party”) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 2.2 or 2.3, or any other Section of this Agreement or any other Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 2.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 2.5(a).

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such

Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 2.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence.

(c) In the event that the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be the expense of such Indemnitees, but shall be reimbursed by the Indemnifying Party.

In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then the Indemnitee must consent to any settlement or compromise.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 2.5(b), the Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Credit Rating of the Indemnifying Party is or falls below Investment Grade as determined by at least two Rating Agencies, (iii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iv) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (v) there occurs a change of control of the Indemnifying Party.

(e) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 2.5(b), or if an Indemnitee takes over the defense of a Third-Party Claim as provided in Section 2.5(d)(i), the Indemnifying Party shall bear the costs and expenses of the Indemnitee incurred in defending such Third-Party Claim. If the Indemnitee takes over the defense of a Third-Party Claim as provided in Section 2.5(d)(ii)-(v), the Indemnifying Party shall bear all of the Indemnitee’s reasonable costs and expenses incurred in defending such Third-Party Claim.

(f) If, pursuant to Section 2.5(d) or for any other reason, the Indemnifying Party is not defending a Third-Party Claim for which indemnification is provided under this Agreement, the Indemnifying Party shall have the right, at its own expense, to monitor reasonably the defense of such Third-Party Claim; provided, that such monitoring activity shall not interfere in any material respect with the conduct of such defense.

(g) If an Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement or an Indemnitee takes over the defense of a Third-Party Claim as provided in Section 2.5(d)(i), an Indemnitee may settle or compromise the Third-Party Claim without the consent of the Indemnifying Party. If an Indemnitee takes over the defense of a Third-Party Claim as provided in Section 2.5(d)(ii)-(v), such Indemnitee may not settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(h) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief to be entered, directly or indirectly against any Indemnitee. For the avoidance of doubt, the consent of any Indemnitee pursuant to this Section 2.5(h) shall be required only with respect to non-monetary relief.

(i) Phillips 66 shall prepare and circulate a legal hold order (“LHO”) covering relevant categories of documents as promptly as practical following receipt of any notice pursuant to Section 2.5(a) and shall promptly notify ConocoPhillips after such LHO has been circulated. ConocoPhillips shall prepare and circulate a LHO covering documents in the possession, custody or control of the ConocoPhillips Group with respect to any Action so notified to Phillips 66.

(j) The provisions of this Section 2.5 (other than this Section 2.5(j)) and the provisions of Section 2.6 shall not apply to Taxes (Taxes being governed by the Tax Sharing Agreement).

(k) All Assumed Actions have been tendered by ConocoPhillips to Phillips 66 and are deemed to be formally accepted by Phillips 66 upon the execution of this Agreement.

(l) An Indemnifying Party shall provide the Indemnitee with a monthly written report identifying any Third Party Claims which such Indemnifying Party has elected to defend pursuant to Section 2.5(b) or, in the case of Phillips 66, which are identified on Schedule 1.1. In addition, the Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to automatically send electronic notice from the Indemnifying Party to the Indemnitee through the litigation management system or any successor system when any such Third Party Claim is closed, regardless of whether such Third Party Claim was decided by settlement, verdict, dismissal or was otherwise disposed of.

2.6. Additional Matters.

(a) Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article II shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE II SHALL REMAIN

OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE, (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER AND (III) ANY TERMINATION OF THIS AGREEMENT.

(b) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action for which indemnification is sought pursuant to Section 2.2 or 2.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.

(e) In the event that Phillips 66 or ConocoPhillips shall establish a risk accrual in an amount of at least $25 million with respect to any Third-Party Claim for which such party has indemnified the other party pursuant to Section 2.2 or 2.3, as applicable, it shall notify the other party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.

(f) Any Applicable Toxic Tort Claim for which, at the time notice is required under Section 2.5(a), ConocoPhillips cannot reasonably determine whether such Applicable Toxic Tort Claim primarily relates to the Phillips 66 Business shall be presumed to fall within Phillips 66’s indemnification obligation in Section 2.2(d). If pursuant to Section 2.5(a) an Applicable Toxic Tort Claim is notified to Phillips 66, and thereafter it is determined that Section 2.2 does not provide any indemnification therefor, ConocoPhillips shall pay to Phillips 66 $5,000 to cover Phillips 66’s direct and indirect expenses promptly following the re-tender of such Applicable Toxic Tort Claim to ConocoPhillips and its acceptance thereof.

(g) Phillips 66 shall provide ConocoPhillips or a Third Party designated by ConocoPhillips with all information necessary for the members of the ConocoPhillips Group to comply with their obligations under Section 111 of the Medicare, Medicaid and SCHIP Extension Act (or any successor thereto) (“Medicare Reporting Obligations”) with respect to the settlement or other disposition of any Action by or on behalf of any member of the Phillips 66 Group. If Phillips 66 fails to do so promptly and/or provides materially incorrect information, then Phillips 66 shall indemnify ConocoPhillips pursuant to Section 2.2 for any fines, penalties and/or costs arising from any such Phillips 66 failure or action. Phillips 66 shall bear all costs associated with satisfying such Medicare Reporting Obligations (including but not limited to settlements or releases of personal injury claims from a Medicare beneficiary on behalf of ConocoPhillips), including ConocoPhillips’ costs if ConocoPhillips elects to effect reporting, or reasonable third-party costs if ConocoPhillips outsources such reporting. ConocoPhillips agrees that it shall not use a Third Party for such purpose unless such Third Party indemnifies both ConocoPhillips and Phillips 66 on commercially reasonable terms for any wrongful reporting. Phillips 66 shall provide ConocoPhillips with a monthly written report identifying all Actions that are subject to Medicare Reporting Obligations on the part of any member of the ConocoPhillips Group and that have been settled or otherwise disposed of by or on behalf of any member of the Phillips 66 Group. In addition, Phillips 66 shall establish a procedure reasonably acceptable to ConocoPhillips to automatically send electronic notice from Phillips 66 to ConocoPhillips through the litigation management system or any successor system when any such Action is closed, regardless of whether such Action was decided by settlement, verdict, dismissal or was otherwise disposed of.

2.7. Remedies Cumulative. The remedies provided in this Article II shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

2.8. Survival of Indemnities. The rights and obligations of each of ConocoPhillips and Phillips 66 and their respective Indemnitees under this Article II shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

2.9. Guarantees, Letters of Credit and other Obligations. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6 hereof and Section 5.3 of the Separation and Distribution Agreement:

(a) On or prior to the Distribution Date or as soon as practicable thereafter, Phillips 66 shall (with the reasonable cooperation of the applicable member(s) of the ConocoPhillips Group) use its commercially reasonable efforts to have any member(s) of the ConocoPhillips Group removed as guarantor of or obligor for any Phillips 66 Liability to the extent that they relate to Phillips 66 Liabilities, including in respect of those guarantees, letters of credit and other obligations set forth on Schedule 2.9(a).

(b) On or prior to the Distribution Date, to the extent required to obtain a release from a guarantee, letter of credit or other obligation of any member of the ConocoPhillips Group, Phillips 66 shall execute a substitute document in the form of any such existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement, letter of credit or other obligation, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Phillips 66 would be reasonably unable to comply or (ii) which would be reasonably expected to be breached.

(c) If the parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) Phillips 66 shall, and shall cause the other members of the Phillips 66 Group to, indemnify, defend and hold harmless each of the ConocoPhillips Indemnitees for any Liability arising from or relating to such guarantee, letter of credit or other obligation, as applicable, and shall, as agent or subcontractor for the applicable ConocoPhillips Group guarantor or obligor, pay, perform and discharge fully all of the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) Phillips 66 shall not, and shall cause the other members of the Phillips 66 Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, , letter of credit, lease, contract or other obligation for which a member of the ConocoPhillips Group is or may be liable unless all obligations of the members of the ConocoPhillips Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to ConocoPhillips in its sole and absolute discretion.

2.10. No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article II are made only for purposes of allocating responsibility for Liabilities between the ConocoPhillips Group, on the one hand, and the Phillips 66 Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.

2.11. No Cross-Claims or Third-Party Claims. Each of Phillips 66 and ConocoPhillips agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the ConocoPhillips Group or Phillips 66 Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Article IV.

2.12. Severability. If any indemnification provided for in this Article II is determined by a Delaware federal or state court to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Article IV.

2.13. Change of Control. In the event that any third Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires, including by way of merger, consolidation or other business combination, fifty percent (50%) or more of the assets or voting equity of either ConocoPhillips or Phillips 66, ConocoPhillips or Phillips 66, as applicable, shall take all necessary action so that such third Person or group shall become a guarantor of the obligations of ConocoPhillips or Phillips 66, as applicable, under this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements.

ARTICLE III

INSURANCE MATTERS

3.1. Insurance Matters.

(a) ConocoPhillips and Phillips 66 agree to cooperate in good faith to arrange insurance coverage for Phillips 66 to be effective no later than the Distribution Date. In no event shall ConocoPhillips, any other member of the ConocoPhillips Group or any ConocoPhillips Indemnitee have liability or obligation whatsoever to any member of the Phillips 66 Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Phillips 66 Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b) From and after the Distribution Date, other than as provided in Section 3.1(c), neither Phillips 66 nor any member of the Phillips 66 Group shall have any rights to or under any of ConocoPhillips’ or its Affiliates’ insurance policies. At the Distribution Date, Phillips 66 shall have in effect all insurance programs required to comply with Phillips 66’s contractual obligations and such other insurance policies as reasonably necessary, and, following the Distribution Date, Phillips 66 shall maintain such insurance programs and policies with insurers which comply with the minimum financial credit rating standards set by the major global insurance brokers.

(c) From and after the Distribution Date, except with respect to the insurance matters identified on Schedule 3.1(c), whose treatment shall be as set forth on such Schedule, with respect to any losses, damages and liabilities incurred by any member of the Phillips 66 Group prior to or in respect of the period prior to the Distribution Date, ConocoPhillips will provide Phillips 66 with access to, and Phillips 66 may, upon 10 days’ prior written notice to ConocoPhillips, make claims under, ConocoPhillips’ third-party insurance policies in place at the time of the Distribution and ConocoPhillips’ historical policies of insurance, but solely to the extent that such policies provided coverage for the Phillips 66 Group prior to the Distribution; provided, that such access to, and the right to make claims under such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i) Phillips 66 shall provide ConocoPhillips with a written report sixty (60) days prior to any such third-party insurance policy’s renewal date, as advised by ConocoPhillips, identifying any claims made by Phillips 66 for which notice has previously been provided to insurers of ConocoPhillips;

(ii) Phillips 66 and its Affiliates shall indemnify, hold harmless and reimburse ConocoPhillips and its Affiliates for any deductibles, self-insured retention, fees and expenses incurred by ConocoPhillips or its Affiliates to the extent resulting from any such access to, or any claims made by Phillips 66 or any of its Affiliates under, any insurance provided pursuant to this Section 3.1(c), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Phillips 66, its employees or third Persons; and

(iii) Phillips 66 shall exclusively bear (and neither ConocoPhillips nor its Affiliates shall have any obligation to repay or reimburse Phillips 66 or its Affiliates for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Phillips 66 or any of its Affiliates under the policies as provided for in this Section 3.1(c).

In the event that an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Phillips 66 Group, on the one hand, and the ConocoPhillips Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group submitted to ConocoPhillips’ insurance carrier(s) (including any submissions prior to the Distribution Date). To the extent that the ConocoPhillips Group or the Phillips 66 Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to ConocoPhillips’ insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. ConocoPhillips and Phillips 66 can mutually agree not to reinstate the policy aggregate and each Group then will bear all of its own future costs.

In the event that any member of the ConocoPhillips Group incurs any losses, damages or liability incurred prior to the Distribution Date under Phillips 66’s third-party insurance policies, the same process pursuant to this Section 3.1(c) shall apply, substituting “ConocoPhillips” for “Phillips 66” and “Phillips 66” for “ConocoPhillips.”

(d) All payments and reimbursements by Phillips 66 pursuant to this Section 3.1 will be made within fifteen (15) days after Phillips 66’s receipt of an invoice therefor from ConocoPhillips. If ConocoPhillips incurs costs to enforce Phillips 66’s obligations herein, Phillips 66 agrees to indemnify ConocoPhillips for such enforcement costs, including attorneys’ fees.

(e) All payments and reimbursements by ConocoPhillips pursuant to this Section 3.1 will be made within fifteen (15) days after ConocoPhillips’ receipt of an invoice therefor from Phillips 66. If Phillips 66 incurs costs to enforce ConocoPhillips’ obligations herein, ConocoPhillips agrees to indemnify Phillips 66 for such enforcement costs, including attorneys’ fees.

(f) ConocoPhillips shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Phillips 66 Liabilities and/or claims Phillips 66 has made or could make in the future, and no member of the Phillips 66 Group shall, without the prior written consent of ConocoPhillips, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with ConocoPhillips’ insurers with respect to any of ConocoPhillips’ insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Phillips 66 shall cooperate with ConocoPhillips and share such information at Phillips 66’s cost as is reasonably necessary in order to permit ConocoPhillips to manage and conduct its insurance matters as it deems appropriate. Neither ConocoPhillips nor any of its Affiliates shall have any obligation to secure extended reporting for any claims under any of ConocoPhillips’ or its Affiliates’ liability policies for any acts or omissions by any member of the Phillips 66 Group incurred prior to the Distribution Date.

(g) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the ConocoPhillips Group in respect of any insurance policy or any other contract or policy of insurance.

(h) Phillips 66 does hereby, for itself and each other member of the Phillips 66 Group, agree that no member of the ConocoPhillips Group shall have any Liability whatsoever as a result of the insurance policies and practices of ConocoPhillips and its Affiliates as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(i) The parties acknowledge that to the extent there are losses or premium adjustments under the parties’ tripartite insurance agreements, such losses or adjustments will be governed by such tripartite insurance agreements.

ARTICLE IV

DISPUTE RESOLUTION

4.1. General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, the Separation and Distribution Agreement or the other Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements), including the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article IV, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article IV.

(b) Commencing with a request contemplated by Section 4.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(c) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

(d) Governing Law. This Agreement and, unless expressly provided therein, the Separation and Distribution Agreement and each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(e) The specific procedures set forth in this Article IV, including the time limits referenced herein, may be modified by agreement of both of the parties in writing.

(f) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article IV are pending. The parties will take any necessary or appropriate action required to effectuate such tolling.

4.2. Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation between executives who hold, at a minimum, the office of Senior Vice President and/or General Counsel. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (a) a statement of the Dispute and of each party’s position and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this Section 4.2. Such executives will meet in person or by teleconference or video conference within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened by teleconference.

4.3. Mediation. If a Dispute is not resolved by negotiation or a meeting between executives is not held as provided in Section 4.2 within thirty (30) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the American Arbitration Association (the “AAA”) Mediation Procedures as then in effect. Unless otherwise agreed to in writing, the parties shall (a) conduct the mediation in Houston, Texas, and (b) select a mutually agreeable mediator from the AAA Panel of Mediators in the selected location. If the parties are unable to agree upon a mediator, the parties agree that AAA shall select a mediator from its panels consistent with its mediation rules. The parties shall agree to a mutually convenient date and time to conduct the mediation; provided that the mediation must occur within thirty (30) days of the request unless a later date is agreed to by the parties in writing. Each party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation. Each party shall designate a business executive to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each party may, in its sole and absolute discretion, include any number of other Representatives in the mediation process. At the commencement of the mediation, either party may request to submit a written mediation statement to the mediator.

4.4. Arbitration.

(a) In the event any Dispute is not finally resolved pursuant to Section 4.2 within sixty (60) days from the delivery of the Initial Notice (if mediation is not requested pursuant to Section 4.3), or mediation pursuant to Section 4.3 within sixty (60) days of selection of a mediator, then such Dispute may be submitted to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”).

(b) Without waiving its rights to any remedy under this Agreement and without first complying with the provisions of Sections 4.2 and 4.3, either party may seek any interim or provisional relief that is necessary to protect the rights or property of that party either (i) before any Delaware federal or state court, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c) Unless otherwise agreed by the parties in writing, any Dispute to be decided in arbitration hereunder will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $3 million; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $3 million, or (B) either party elects in writing to have such dispute decided by three (3) arbitrators when one of the parties believes, in its sole judgment, the issue could have significant precedential value; however, the party who makes that request shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d) The panel of three (3) arbitrators will be chosen as follows: (i) upon the written demand of either party and within fifteen (15) days from the date of such demand, each party will name an arbitrator; and (ii) the two (2) party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either party fails to name an arbitrator within fifteen (15) days from the date of a written demand to do so, then upon written application by either party, that arbitrator will be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within thirty (30) days from the date on which the second of the two (2) arbitrators was named, then upon written application by either party, the third, independent arbitrator will be appointed pursuant to AAA Commercial Arbitration Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the parties within fifteen (15) days upon written demand of either party. If the parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to AAA Commercial Arbitration Rules.

(e) The place of arbitration shall be Houston, Texas. Along with the arbitrator(s) appointed, the parties will agree to a mutually convenient location, date and time to conduct the arbitration, but in no event will the final hearing(s) be scheduled less than nine (9) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing.

(f) The arbitral tribunal will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitral tribunal will not award any relief not specifically requested by the parties and, in any event, will not award special damages. Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Section 4.4(b), the tribunal may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(g) The parties agree to be bound by the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time); provided that any such compulsory counterclaim shall be filed within thirty (30) days of the filing of the original claim.

(h) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 4.4 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(i) A party obtaining an order of interim injunctive relief may enter judgment upon such award in any Delaware federal or state court. The final award in an arbitration pursuant to this Article IV shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(j) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 4.4 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(k) The parties agree that any Dispute submitted to mediation and/or arbitration shall be governed by, and construed and interpreted in accordance with, Delaware Law, as provided in Section 4.1(d) and, except as otherwise provided in this Article IV or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 4.4.

(l) Subject to Section 4.4(c)(ii)(B), each party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing party its reasonable fees and expenses (including attorneys’ fees), including with respect to any Disputes relating to the parties’ rights and obligations with respect to indemnification under this Agreement.

(m) Notwithstanding anything in this Article IV to the contrary, any disputes relating to the interpretation of Article II or requesting injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA then in effect.

ARTICLE V

EXCHANGE OF INFORMATION; CONFIDENTIALITY

5.1. Agreement for Exchange of Information.

(a) Subject to Section 5.8 and any other applicable confidentiality obligations, each of ConocoPhillips and Phillips 66, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any other Ancillary Agreement; provided, however, that, in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any privilege otherwise available under applicable Law, including the attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

5.2. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 5.1 or Section 5.7 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

5.3. Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

5.4. Record Retention. To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement after the Distribution Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of ConocoPhillips as in effect on the Distribution Date or such other policies as may be adopted by ConocoPhillips after the Distribution Date (provided, in the case of Phillips 66, that ConocoPhillips notifies Phillips 66 of any such change). No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section 9 of the Tax Sharing Agreement shall govern the retention of Tax Records (as defined in the Tax Sharing Agreement).

5.5. Limitations of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 5.4.

5.6. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in the Separation and Distribution Agreement or any Ancillary Agreement.

5.7. Production of Witnesses; Records; Cooperation.

(a) After the Distribution Date, except in the case of an adversarial Action by one party against another party, each party hereto shall use its commercially reasonable efforts to make available to the other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 5.7, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the parties to provide witnesses pursuant to this Section 5.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.7(a)).

(f) In connection with any matter contemplated by this Section 5.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

5.8. Confidentiality.

(a) Subject to Section 5.9, until the five (5)-year anniversary of the Distribution Date, each of ConocoPhillips and Phillips 66, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to ConocoPhillips’ confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by any such other Group or its respective Representatives at any time pursuant to this Agreement, the Separation and Distribution Agreement, any other Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party’s Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 5.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

5.9. Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VI

FURTHER ASSURANCES

6.1. Attorney-Client Privilege. Phillips 66 agrees that, in the event of any Dispute or other litigation, dispute, controversy or claim between ConocoPhillips or a member of the ConocoPhillips Group, on the one hand, and Phillips 66 or a member of the Phillips 66 Group, on the other hand, Phillips 66 will not, and will cause the members of its Group not to, seek any waiver of attorney-client privilege with respect to any communications relating to advice given prior to the Distribution Date by counsel to ConocoPhillips or any Person that was a subsidiary of ConocoPhillips prior to the Distribution Date, regardless of any argument that such advice may have affected the interests of both parties. Moreover, Phillips 66 will, and will cause the members of its Group to, honor any such attorney-client privilege between ConocoPhillips and the members of its Group and its or their counsel, and will not assert that ConocoPhillips or a member of its Group has waived, relinquished or otherwise lost such privilege. For the avoidance of doubt, in the event of any litigation, dispute, controversy or claim between ConocoPhillips or a member of its Group, on the one hand, and a Third Party other than a member of the Phillips 66 Group, on the other hand, ConocoPhillips shall retain the right to assert attorney-client privilege with respect to any communications relating to advice given prior to the Distribution Date by counsel to ConocoPhillips or any Person that was a subsidiary of ConocoPhillips prior to the Distribution Date.

6.2. Interpretation. Nothing contained herein shall be interpreted or construed against the drafter(s) of these agreements. Both parties had full and fair opportunity to contribute.

6.3. No Attorney Testimony. No in-house attorney or outside attorney may be called to testify about or present evidence covering the interpretation or meaning of this Agreement in any dispute between the parties.

ARTICLE VII

MISCELLANEOUS

7.1. Entire Agreement. This Agreement, together with the documents referenced herein (including the Separation and Distribution Agreement and any other Ancillary Agreement), constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. In the case of any conflict between this Agreement and the Separation and Distribution Agreement or any other Ancillary Agreement (other than the Tax Sharing Agreement and the Employee Matters Agreement) in relation to any matters addressed by this Agreement, this Agreement shall prevail. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement, in the case of any conflict between this Agreement and the Tax Sharing Agreement in relation to matters addressed by the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement, in the case of any conflict between this Agreement and the Employee Matters Agreement in relation to matters addressed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail.

7.2. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto or thereto.

7.3. Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any ConocoPhillips Indemnitee or Phillips 66 Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

7.4. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.4):

If to ConocoPhillips, to:

ConocoPhillips

600 North Dairy Ashford Street

Houston, Texas 77079

Attention: General Counsel

If to Phillips 66 to:

Phillips 66

[—]

Attention: General Counsel

Any party may, by notice to the other party, change the address and contact person to which any such notices are to be given.

7.5. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a Delaware state or federal court to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

7.6. Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement, other than a delay or failure to make a payment, results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

7.7. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8. Survival of Covenants. The covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

7.9. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

7.10. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

7.11. Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PHILLIPS 66 OR ITS AFFILIATES, ON THE ONE HAND, NOR CONOCOPHILLIPS OR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM).

7.12. Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any third-party consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the transfers of the Phillips 66 Assets and the assignment and assumption of the Phillips 66 Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Distribution Date, ConocoPhillips and Phillips 66 in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by ConocoPhillips Company, Phillips 66 Company or any other Subsidiary of ConocoPhillips, as the case may be, to effectuate the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements.

IN WITNESS WHEREOF, the parties have caused this Indemnification and Release Agreement to be executed by their duly authorized representatives.

CONOCOPHILLIPS

By:
Name: Title:

PHILLIPS 66

By:
Name: Title: